Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor.com, Inc. Announces 1Q Results and Stock Repurchase Plan

VALLEY COTTAGE, NY—April 26, 2011—CreditRiskMonitor (Symbol: CRMZ) reported that revenues increased 10% to $2.44 million for the 3 months ended March 31, 2011 compared to last year’s first quarter although operating income for the quarter was down.

Jerry Flum, CEO, said, “The widespread concerns of our subscribers and potential subscribers about corporate credit risk, driven by the Great Recession, gradually diminished during 2010. Their concerns about cost control have continued. It became apparent to us that our double-digit growth was slowing during 2010. So, in the third quarter of 2010 we reorganized our sales department and began to change our sales process to adapt to this new environment. The new selling method is more consistent with reduced “impulse” buying and also with our prospective new clients’ increased focus on cost control. We are seeing early signs that these changes in our sales process will be successful, over the long term, but may take several more quarters to implement fully. At the same time, we have continued to execute our long-run strategy, making investments as planned in improved data quality and additional licensed data. These incremental costs have reduced our net income compared to the same period last year. However, we believe this spending will prove important to the Company’s long-term growth and profitability.”

Flum continued, “On April 21, 2011, the Company’s Board of Directors authorized the Company to repurchase up to $1 million of its common stock through the end of fiscal 2012. Our balance sheet continues to be strong – we’re debt-free with a cash, cash equivalent and marketable securities balance of $6.86 million at March 31, 2011.” Under the program, the Company may repurchase shares from time to time for cash in automated trading plan purchases, open market transactions, in privately negotiated transactions or by other means in accordance with applicable federal securities laws. The timing and amount of repurchase transactions will be determined by the Company’s management based on their evaluation of market conditions, share price and other factors. There is no assurance that the Company will purchase shares and the program may be suspended or discontinued at any time.

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2011 AND 2010
(Unaudited)

	2011	2010

Operating revenues	$2,439,961	$2,211,702

Operating expenses:
Data and product costs	745,347	597,767
Selling, general and administrative expenses	1,434,093	1,274,148
Depreciation and amortization	41,222	27,707

Total operating expenses	2,220,622	1,899,622

Income (loss) from operations	219,299	312,080
Other income	1,551	727

Income before income taxes	220,850	312,807
Provision for income taxes	(91,439)	(129,331)

Net income	$129,411	$183,476

Net income per common share of stock:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Weighted average number of common shares outstanding:
Basic	7,899,462	7,889,785
Diluted	8,363,268	8,298,814

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010

	March 31,	Dec. 31,
	2011	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$5,650,199	$5,642,568
Marketable securities	1,205,334	1,204,234
Accounts receivable, net of allowance	1,608,109	1,406,865
Other current assets	388,726	480,922

Total current assets	8,852,368	8,734,589

Property and equipment, net	345,264	364,360
Goodwill	1,954,460	1,954,460
Deferred taxes on income	147,982	233,873
Other assets	55,084	23,225

Total assets	$11,355,158	$11,310,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,387,556	$5,997,862
Accounts payable	55,745	24,024
Accrued expenses	627,910	1,167,196

Total current liabilities	7,071,211	7,189,082

Other liabilities	1,838	1,149

Total liabilities	7,073,049	7,190,231

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,899,462 shares	78,994	78,994
Additional paid-in capital	28,473,008	28,440,586
Accumulated deficit	(24,269,893)	(24,399,304)

Total stockholders’ equity	4,282,109	4,120,276

Total liabilities and stockholders’ equity	$11,355,158	$11,310,507

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.